UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):   Form 10-K    Form 20-F    Form 11-K   [X] Form 10-Q    Form N-SAR

                    For Period Ended: September 30, 2003
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended: ___________________


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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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 PART I -- REGISTRANT INFORMATION
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 Full Name of Registrant

         DeMarco Energy Systems of America, Inc.
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 Former Name if Applicable

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 Address of Principal Executive Office (Street and Number)

         2600 McHale Court, Suite 170
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 City, State and Zip Code

         Austin, Texas    78758
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 PART II -- RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant Seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)    The reasons  described in reasonable  detail in Part III of this
                form  could  not  eliminated  without   unreasonable  effort  or
                expense;

   [X]   (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


 PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The registrant cannot file its September 30, 2003 Form 10-QSB within the prescribed time period because the registrant's accountants have not completed the process of gathering and analyzing the financial information necessary for finalizing the financial statements that will be included in the registrant's Form 10-QSB.


PART IV -- OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

           William C. Berry                512                  335-1494
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                (Name)                 (Area Code)         (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).  Yes |X|   No | |

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?  Yes | |   No |X|

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                       N/A


                     DeMarco Energy Systems of America, Inc.
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                  (Name of Registrant as Specified in Charter)

 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

 Date:  November 14, 2003                     By:  /s/ William C. Berry
        -----------------                          ---------------------------
                                            Name:  William C. Berry
                                           Title:  Chief Financial Officer and
                                                   Chairman of the Board